Exhibit 3(x)
CERTIFICATE OF INCORPORATION
OF A PRIVATE LIMITED COMPANY
Company No.      4113443
The Registrar of Companies for England and Wales hereby certifies that
STRATOS SERVICES LIMITED
is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.
Given at Companies House, Cardiff, the 20th November 2000

-s- V.M. Stephens
MRS. V.M. STEPHENS

For The Registrar Of Companies